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NEWS RELEASE                                                        EXHIBIT 99.2

For further information contact:

Kerry J. Chauvin                                        Joseph P. Gallagher, III
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100

FOR IMMEDIATE RELEASE
APRIL 28, 1999

                         GULF ISLAND FABRICATION, INC.
                     SIGNS LETTER OF INTENT TO RECONSTRUCT
                          PETRONIUS SOUTH DECK MODULE

     HOUMA, LA - GULF ISLAND FABRICATION, INC. (NASDAQ: GIFI) Gulf Island Fabrication, Inc. announced that it has signed a letter of intent and began construction early this year on the south deck module of the Petronius deepwater project owned by Texaco, Inc. (operator) and Marathon Oil Company.

     Details of a contract are being finalized, according to Kerry J. Chauvin, President and Chief Executive Officer of Gulf Island Fabrication, Inc. Financial terms are not being disclosed.

     "We are pleased to be involved with re-building this important aspect of a major deepwater project," said Chauvin. "Gulf Island Fabrication built the original north and south decks of the Petronius compliant tower and the re-building of the south deck will be a replica of the original."

     Chauvin added that the re-building project is important to sustaining the Houma area's industrial growth. Gulf Island Fabrication has more than 180 workers assigned to the south deck module reconstruction. The new module is expected to be completed in the second quarter of 2000.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales, and the fabrication of offshore living quarters.